Exhibit  21        Subsidiaries  of  the  Registrant

Wholly  Owned  Subsidiaries:

International  Integrated  Systems
TVCN  International,  Inc.
International  Exports,  Inc.
Mining  and  Energy  International  Corp.
REEMA  International
Planet  Internet  Corp.
MDA  of  Georgia,  Inc.

Majority  Owned  Subsidiaries:

Century  21  Mining,  Inc.
Page  TVCN,  Inc.